UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

Spotlight Innovation Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52542	98 0518266
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11147 Aurora Avenue Aurora Business Park, Building 3 Urbandale, Iowa	50322
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 274 9087

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐ Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2017, Spotlight Innovation Inc. (the "Company") entered into an Employment Agreement with Cristopher Grunewald pursuant to which he is continuing to serve as the Company’s Chief Executive Officer. Pursuant to Mr. Grunewald’s agreement he will receive a salary of $180,000 per annum. The agreement shall continue until the second anniversary thereof, unless terminated earlier pursuant to the agreement. Mr. Grunewald’s employment may be terminated by either the Company or by Mr. Grunewald at any time and for any reason; provided that, unless otherwise provided in the agreement, either party shall be required to give the other party at least 30 days advance written notice of any termination of Mr. Grunewald’s employment. In the event that Mr. Grunewald’s employment is terminated Without Cause by the Company or by Mr. Grunewald for Good Reason (as these terms are defined in the agreement) or subject to the terms of the agreement as a result of a Change in Control (as defined in the agreement), Mr.Grunewald shall be entitled to monthly payments equal to 12 months’ salary for the year in which the termination occurred as well as to receive payment for any Accrued Amounts (as defined in the agreement).

The foregoing description of the Employment Agreement between the Company and Cristopher Grunewald is qualified by referece to the full text of the Employment Agrement, a copy of which is attached an an exhibit hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

The following document is filed as Exhibit:

10.1	Employment Agreement between Spotlight Innovation Inc. and Cristopher Grunewald

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPOTLIGHT INNOVATION INC.

Dated: January 11, 2017	By:	/s/ John William Pim
John William Pim Chief Financial Officer

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